                                                                   EXHIBIT 10.14

                         MARINE TRANSPORTATION AGREEMENT

THIS MARINE TRANSPORTATION AGREEMENT (this "Agreement") is executed this 27th day of October, 2003, by and between Martin Operating Partnership L.P., a Delaware limited partnership ("Owner"), and Cross Oil Refining & Marketing, Inc., a Delaware corporation ("Charterer"), in order to evidence the agreement of such parties with respect to Owner's provision of bulk crude oil and/or finished oil products marine transportation services on board its marine vessels under the following terms and conditions.

1. TERM; TERMINATION                The initial term of this Agreement shall be
                                    for 5 years (the "Initial Term") commencing on the date first set forth above (the
                                    "Commencement Date") and ending on the 5th anniversary of the Commencement Date. This
                                    Agreement will automatically renew for two successive 5 year terms (each a "Renewal
                                    Term", and together with the Initial Term, the "Term"), unless Charterer elects not to renew this Agreement by providing Owner with written notice of such election 180 days prior to the expiration of the Initial Term or Renewal Term, as applicable, at which point this Agreement will automatically terminate.

                                    Within 30 days of the end of the Initial
                                    Term, and within 30 days of the end of each Renewal Term, both parties hereto shall have the right renegotiate the day rate specified below for the use of the Vessels (hereinafter defined). If no such agreement on such day rate is reached by such parties by the commencement of a Renewal Term, this Agreement shall automatically terminate.

                                    Either party hereto shall have the right to terminate this Agreement in the event of a breach by the other party of its obligations hereunder, subject to 10 days prior written notice of such breach given by the non-breaching party to the breaching party and the opportunity for such breaching party to cure such breach during such 10 day period.

                                    This Agreement shall automatically terminate upon the termination of that certain Crude Oil Sale Agreement of even date herewith among Charterer, Berry Petroleum Company and Martin Resource Management Corporation.

                                    Upon any such termination, this Agreement shall thereafter have no further force or effect except as to already accrued rights and obligations, which shall continue until satisfied.

2. GENERAL TERMS                    During the Term, Charterer agrees that Owner
                                    will be the sole and exclusive provider of marine transportation services for bulk crude oil and/or finished oil products owned by Charterer or owned by others and in transit for sale to Charterer at its Smackover, Arkansas oil refinery so long as Owner has the required equipment available;
                                    provided, however, that Owner acknowledges that Charterer has a contractual obligation to provide its current marine transportation supplier with 30 days advance notification of Charterer's cancellation of its contractual arrangement with such supplier, which notice is being delivered by Charterer to such supplier on the Commencement Date.
                                    During the Term, Owner agrees to make three of its vessels that are suited for the transportation of bulk crude oil and/or finished oil products available for
                                    Charterer's transportation needs at all
                                    times,
                                    subject in the case of one such vessel to the offhire provisions hereinafter set forth
                                    (any such vessel referred to herein as a "Vessel" and collectively as the "Vessels").
                                    It is further understood that from time to time Charterer may request that one or more of the Vessels be an epoxy-lined barge that may be sufficiently cleaned for lube oil service, which Owner agrees to provide subject to availability.

                                    Charterer will be required to utilize and pay for two of the Vessels on a full time basis (the "Full Time Vessels"). As to the third Vessel, Charterer shall provide Owner with Charterer's projected needs for such Vessel for a minimum of one month in advance of its intended use (the "Flex Time Vessel"). However, if Charterer gives Owner at least 10 days prior written notice of a change in Charterer's projected use of the Flex Time Vessel, then the Flex Time Vessel will be deemed offhire during the period of time specified in such notice, with such offhire period commencing at the time that the Flex Time Vessel returns to its home port in Houston, Texas. During such offhire period, Charterer will not be charged for the use of the Flex Time Vessel. In connection with its use of any Vessel, Charterer will follow Owner's normal scheduling, loading and offloading protocols established from time to time, subject to Owner's obligations set forth in this Agreement.

3. RATE With respect to each Full Time Vessel, Charterer agrees to pay to Owner for each day during the Term, regardless of Charterer's actual use thereof, a day rate of $____ per vessel plus fuel, waterway fuel taxes and wharfage/docking fees at Owner's actual cost. With respect to the Flex Time Vessel, Charterer agrees to pay to Owner for each day such Vessel is utilized in service for Charterer, a day rate of $____ plus fuel, waterway fuel taxes and wharfage/docking fees at Owner's actual cost. Owner will invoice such day rates and cost items to Charterer on a monthly basis and Charterer will pay such invoiced amounts within 30 days of invoice date.

4.  ADDITIONAL TERMS                The "Additional Terms" attached hereto as
                                    Exhibit A shall be deemed to be incorporated into this Agreement by this reference.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                      MARTIN OPERATING PARTNERSHIP L.P.
                                      By Martin Operating GP LLC, Its General
                                      Partner
                                           By Martin Midstream Partners L.P.,
                                           Its Sole Member
                                                By Martin Midstream GP LLC, Its
                                                General Partner

                                            By: /s/ ROBERT BONDURANT
                                                --------------------------------
                                            Name: Robert Bondurant
                                            Title: Chief Financial Officer

                                  CROSS OIL REFINING & MARKETING, INC.

                                  By: /s/ DENNY E. MCCONATHY
                                      -----------------------------------
                                  Name: Denny E. McConathy
                                        ---------------------------------
                                  Title: Chairman and CEO
                                         --------------------------------

                                    EXHIBIT A

                                ADDITIONAL TERMS

These additional terms are deemed to be incorporated by reference into this Agreement.

         1. OFFHIRE. The applicable Vessel shall be declared offhire in the event of any delay in performance due to the inability to deliver full services as the result of medical emergencies, groundings outside the channel markers, maintenance, inspections, mechanical failures and breakdowns or time spent waiting on crew readiness. During offhire periods under this clause, all charges for the applicable Vessel shall cease. The applicable Vessel shall not be considered offhire in the event of navigational delays, including locking and docking, groundings within the channel markers, or delays due to weather.

         2. INVOICING & PAYMENT. All monthly Owner invoices to Charterer for day rates and cost items will be paid by Charterer within 30 days of invoice date in accordance with Owner's normal payment protocols, which will be specified in the applicable invoice. Each monthly invoice shall be itemized to include charges by applicable Vessel by day.

         3. DEMISE OF CHARTER. The Master of an applicable Vessel, although appointed by and in the employ of Owner and subject to Owner's direction and control, shall observe the reasonable instructions of Charterer in connection with Charterer's marine transportation needs under this Agreement; PROVIDED, HOWEVER, THAT NOTHING IN THIS CLAUSE OR ELSEWHERE IN THIS AGREEMENT SHALL BE CONSTRUED AS CREATING A DEMISE OF THE APPLICABLE VESSEL TO CHARTERER OR AS VESTING CHARTERER WITH ANY CONTROL OVER THE PHYSICAL OPERATION OR NAVIGATION OF THE APPLICABLE VESSEL.

         4. POLLUTION PREVENTION. Owner will, in the case of an escape or discharge of bulk crude oil and/or finished oil products or threat of escape or discharge of same from the applicable Vessel into the navigable waters of the United States, promptly undertake such measures as are reasonably necessary or which may be required by applicable laws, rules and regulations to mitigate the resultant pollution damage; provided, however, that Charterer may at its option, and upon notice to Owner and on the conditions hereinafter set forth, undertake such measures. Charterer shall keep Owner advised of any such measures to be undertaken by it under such circumstances. Any of such measures actually undertaken by Charterer shall be at Owner's expense (except to the extent that such escape or discharge was caused or contributed to by Charterer). If Owner believes that any such measures undertaken by Charterer should not be undertaken or should be discontinued, Owner may so notify Charterer and thereafter Charterer, if it elects to continue such measures, shall do so at its own risk and expense.

         5. INDEMNITY. Owner covenants and agrees to fully defend, protect, indemnify and hold harmless Charterer and its affiliates from and against each and every claim, demand, cause of action, liability, damage, cost or expense (including, but not limited to, reasonable attorney's fees and expenses incurred in the defense of Charterer), resulting from any damage to property or injury or death to persons caused, directly or indirectly, by Owner's acts or omissions in connection with Owner's provision of marine transportation services hereunder, except to the extent caused, directly or indirectly, by the acts or omissions of Charterer.

         Charterer covenants and agrees to fully defend, protect, indemnify and hold harmless Owner and its affiliates from and against each and every claim, demand, cause of action, liability, damage, cost or expense (including, but not limited to, reasonable attorney's fees and expenses incurred in the defense of Owner), resulting from any damage to property or injury or death to persons caused, directly or indirectly, by Charterer's acts or omissions in connection with Charterer's use of marine transportation services hereunder, except to the extent caused, directly or indirectly, by the acts or omissions of Owner.

         The foregoing indemnities shall expressly exclude any liability for consequential, punitive, special or similar damages, including, without limitation, lost profits.

         6. COMPLIANCE WITH LAW; INSURANCE: During the Term of this Agreement, Owner shall comply in all material respects with applicable laws, including, without limitation applicable environmental, health, safety and financial responsibility laws, rules and regulations, applicable to the use of the Vessel for bulk crude oil or finished lubricating products transportation. Owner covenants that it will maintain at all times during the Term of this Agreement insurance coverage for sudden and accidental pollution of $500,000,000.

         7. CHARTERER'S REPRESENTATIVES: Charterer's representatives may board the applicable Vessel at any convenient place to observe cargo-handling operations, to inspect logs and certificates, and to confirm that Owner is fulfilling its obligations under this Agreement.

         8. DRUG & ALCOHOL ABUSE POLICY: Owner warrants that it will maintain and enforce at all times during the Term of this Agreement a drug and alcohol abuse policy applicable to the applicable Vessel which complies in all material respects with the minimum standards promulgated by the U.S. Coast Guard.

         9. CONDITION OF EQUIPMENT: Owner shall, before and at commencement of each voyage by an applicable Vessel under this Agreement, exercise commercially reasonable efforts to ensure that such Vessel is seaworthy and in good operating condition, properly manned, equipped and supplied for the voyage, to ensure that the pipes, pumps and coils tight, staunch, are in good operating condition and fit for the voyage, and to ensure that the tanks and other spaces in which bulk crude oil is to be carried are in good operating condition and fit for the carriage and preservation of the same. Owner will maintain at all times during the Term of this Agreement a valid and subsisting certificate or other permit issued by the U.S. Coast Guard (or other governmental bureau or department having jurisdiction) approving the applicable Vessel for the transportation and carriage of inflammable liquids.

         10. SUBLET: Charterer shall not be permitted to sublet the use of the applicable Vessel to any third party.

         11. FORCE MAJEURE: The applicable Vessel, its captain and Owner shall not, unless otherwise in this Agreement expressly provided, be responsible for any loss or damage arising or resulting from: any act, default or barratry of the captain, pilots, mariners, or other servants of Owner in the navigation or management of such Vessel; fire, unless caused by the personal design or neglect of Owner; collision, stranding or peril, danger or accident of navigable waters; saving or attempting to save life or property; wastage in weight or bulk, or any other loss or damage arising from inherent defect, quality or vice of the cargo; any act or omission of Charterer, Owner, any other shipper or any consignee of the cargo, their agents or representatives; insufficiency or inadequacy of marks; explosion, bursting of boilers, breakage of shafts, or any latent defect in hull, equipment or machinery; unseaworthiness of such Vessel unless caused by want or due diligence on the part of Owner to make such Vessel seaworthy or to have it properly manned, equipped and supplied; or from any other cause of whatsoever kind arising without the actual fault of Owner. And neither the applicable Vessel, its captain or Owner, nor the Charterer, shall, unless otherwise in this Agreement expressly provided, be responsible for any loss or damage or delay or failure in performing hereunder arising or resulting from; act of God, act of war; act of public enemies, pirates or assailing thieves; acts of terrorism; arrest or restraint of princes, rulers of people, or seizure under legal process provided bond is promptly furnished to release such Vessel or cargo; strike or lockout or stoppage or restraint of labor from whatever cause, either partial or general, or riot or civil commotion.